Exhibit 99.1

SeraCare Names Mayer Hoffman McCann as Independent Auditor

OCEANSIDE, Calif., August 25, 2005 — SeraCare Life Sciences, Inc. (Nasdaq: SRLS), today announced that it has appointed Mayer Hoffman McCann P.C. as its new Independent Registered Public Accounting Firm, replacing KPMG LLP, whom the Company dismissed effective August 22, 2005.

Michael F. Crowley, Jr., President and Chief Executive Officer of SeraCare Life Sciences, said, “We want to thank KPMG for its past service to our Company and look forward to working with Mayer Hoffman McCann. Our audit committee interviewed several Independent Registered Public Accounting firms and selected Mayer Hoffman McCann based on the resources they committed to assign to our account, their industry expertise and the fee estimates they provided to our audit committee for their services.”

About SeraCare Life Sciences

SeraCare Life Sciences, Inc. is a manufacturer and supplier of biological materials and services essential for the use and manufacture of diagnostic tests and the discovery, development and commercial production of pharmaceuticals. The Company’s offerings include plasma-based therapeutic products, diagnostic products and reagents, cell culture products, specialty plasmas, in vitro stabilizers, and the Global Repository(R), comprised of clinical samples (DNA, RNA, tissue, and serum) for use in the drug discovery and development processes. SeraCare is headquartered in Oceanside, CA, and maintains facilities in Cambridge and West Bridgewater, MA; Frederick and Gaithersburg, MD; and Hatboro, PA. For more information please visit http://www.seracare.com.

Contact:

The Trout Group

Tim Ryan, 212-477-9007x24

tryan@troutgroup.com

Source: SeraCare Life Sciences, Inc.